Exhibit 99.1
For Immediate Release

PULSE ELECTRONICS CORPORATION REPORTS
FOURTH QUARTER RESULTS

Notable Gross Margin Improvements; Substantial Improvement in Wireless Operating Results

SAN DIEGO, March 11, 2013—Pulse Electronics Corporation (NYSE:PULS), a leading provider of electronic components, today reported results for its fourth quarter and fiscal year ended December 28, 2012.

Fourth Quarter Highlights

•	Net sales were $90.4 million, essentially flat from $90.5 million in the prior-year quarter, and up 2.5 percent from $88.2 million in the third quarter.
•	Operating loss (U.S. GAAP) was $4.6 million compared with a loss of $2.7 million in the prior-year quarter and a loss of $5.8 million in the third quarter.
•
Non-GAAP operating profit was $1.3 million, compared with a loss of $0.9 million in the prior-year quarter and a loss of $0.6 million in the third quarter. (See Schedule A for a reconciliation of U.S. GAAP results to non-GAAP measures.)

•	The closing of the Oaktree recapitalization investment was completed, resolving issues with liquidity, debt maturity, and cash interest, allowing the company to refocus on business performance.

CEO Comments

“We are encouraged by our performance this quarter despite the ongoing uncertainty and weakness in our key markets,” said Pulse Chairman and Chief Executive Officer Ralph Faison.  “Revenue was within our guidance range and non-GAAP operating profit was slightly ahead of guidance due to improving results in each of our segments.  Gross profit margins increased significantly both year over year and sequentially as the results of our cost reduction activities and manufacturing consolidation initiatives began reaping substantial benefits throughout the organization.  This achievement is especially notable given the challenging revenue environment. I believe it puts Pulse in an excellent position to deliver strong profit improvement when our markets return to more normal demand levels.  Our wireless segment revenue rebounded as we expected following the customer ramp delays from earlier in the year.  Although wireless operating results were slightly lower than we had hoped, they were substantially improved from the third quarter and reflected improved volume efficiencies and better control of new product ramp costs.  We continue to believe that wireless will be able to generate near breakeven profitability at revenue levels like we had in the fourth quarter.

“The closing of the recapitalization with Oaktree marks an important turning point for Pulse,” continued Mr. Faison. “Not only did it achieve our goals of improving liquidity, addressing the looming maturity of our previous credit facility, and reducing cash debt service costs, it also allows the focus of our organization to return to improving operational performance and renewing revenue and profit growth.  I am extremely proud of the way Pulse employees around the world continued to focus on the objectives of our core business during the weak market and economic environment and resulting financial stress on our company over the past two years.  The situation was clearly a distraction to everyone and severely constrained our resources.  With the recapitalization behind us, I am more confident than ever that the commitment of our people to technology leadership and serving our customers paints a bright future for Pulse.”

Fourth Quarter Operating Performance

Net sales were $90.4 million compared with $90.5 million in the prior-year quarter, reflecting ongoing economic and industry weakness which constrained demand for network and power products, partially offset by higher wireless sales for new antenna programs and customers. Sequentially, consolidated net sales increased 2.5 percent compared with third quarter net sales of $88.2 million mainly due to recovery of sales in wireless from lower revenue in the third quarter resulting from delayed customer product ramps.

Cost of sales decreased 3.5 percent to $70.7 million from $73.2 million in the prior-year quarter. The company’s gross profit margin was 21.8 percent compared with 19.1 percent in the prior-year quarter and 19.2 percent in the third quarter. The higher gross profit margin compared to the prior year reflects improved operating efficiencies and lower new product ramp costs in wireless and the favorable effects of manufacturing plant consolidations, among other cost reduction programs.  The sequential improvement in gross margin was due mainly to improved cost absorption resulting from the higher revenue in wireless.

Operating expenses were $18.9 million, essentially flat from $18.8 million in the fourth quarter of 2011, as the company maintained sustained scrutiny over all discretionary spending. Compared to the third quarter, operating expenses increased 4.9% due to a $1.0 million favorable impact from intellectual property licensing in the third quarter and higher fourth quarter legal costs in the Halo matter as the jury trial occurred during the period.

Operating loss (U.S. GAAP) was $4.6 million compared with a loss of $2.7 million in the prior-year quarter. Non-GAAP operating profit was $1.3 million compared with a loss of $0.9 million in the prior-year quarter and a loss of $0.6 million in the third quarter. Fourth quarter operating loss (U.S. GAAP) included $5.5 million for legal reserves relating to prior year non-income tax related assessments on our former operations in Turkey and for a court judgment and accrued interest related to the Halo lawsuit resulting from a verdict in the trial held in the quarter.  The company maintains its counterclaim that Pulse owes no liability whatsoever to Halo.  The company plans to contest the amount of damages asserted by Halo and its expert, and to consider its rights of appeal with respect to any adverse rulings.  The operating loss (U.S. GAAP) also included expenses of $0.4 million for debt restructuring and related costs.

The company had $31.5 million of cash and cash equivalents at December 28, 2012 compared with $17.6 million at December 30, 2011. The increase in cash mainly reflects the proceeds from the Oaktree investment in excess of debt repayments, transaction fees and expenses, and immediate working capital needs.

Oaktree Investment

As previously announced, on November 20, 2012, the company completed the closing of a recapitalization by certain affiliates of investment funds managed by Oaktree Capital Management, L.P., an affiliate of Oaktree Capital Group, LLC.

At the closing of the recapitalization, Pulse received $75 million in cash under new Term Loan A and issued to Oaktree approximately 36.7 million shares of Pulse’s common stock and a warrant to purchase shares of a subsidiary that would terminate upon issuance of shares of a new class of Pulse non-voting preferred stock.  The common stock issued to Oaktree, along with other common stock Oaktree already owned, represents approximately 49% of the outstanding common stock of Pulse.  Additionally, Oaktree exchanged approximately $28.5 million it owned of the company’s $50 million in outstanding 7% senior convertible notes for new Term Loan B.

Pulse used the proceeds to repay approximately $55 million outstanding under its senior credit agreement with its existing lenders. The new capital of approximately $20 million is being used for fees and expenses associated with the transactions, working capital, and general business purposes.  It also allows the company to maintain a higher level of cash on hand.

Additionally, as part of the initial phase of the recapitalization, at a special meeting on January 21, 2013, shareholders approved amendments to the company’s articles of incorporation to authorize the issuance of non-voting preferred stock, and Oaktree was subsequently issued 1,000 shares of a new Series A Preferred Stock.  The new Pulse preferred stock will automatically convert into additional shares of Pulse common stock upon discharge of the company’s 7% senior convertible notes, and Oaktree would then hold approximately 64.38% of the common equity of Pulse (on a pro forma fully diluted basis as of November 20, 2012, and without giving effect to shares of common stock and warrants previously owned by Oaktree).  Upon issuance of the preferred stock, the subsidiary warrant issued to Oaktree at closing was terminated.

Following the closing of the initial phase, Oaktree and Pulse have worked closely to ensure that the entirety of the recapitalization meets the strategic and operational needs of the company.  To eliminate any possible concern that a risk event could threaten the company’s ability to meet its commitments to customers and vendors, Oaktree and the company entered into a letter agreement, which includes an incremental term loan commitment of $23.0 million upon which the company may draw if its common stock is delisted from the NYSE and the holders of its senior convertible notes require the company to repurchase these notes.  Terms of the incremental term loan will be identical to those of the Term A Loan. Additionally, Oaktree agreed to forbear if the company fails to satisfy certain financial covenants of the loans, including leverage and minimum liquidity restrictions, through 2013.  In consideration for the forbearance and additional commitment, the company has agreed to adjust the conversion ratio for the preferred stock held by Oaktree such that the total common stock issued to Oaktree upon conversion of the preferred stock will equal approximately 67.9% of our total common stock (on a pro forma fully diluted basis as of November 20, 2012, and without giving effect to shares of common stock and warrants previously owned by Oaktree).

The company expects the second phase of the recapitalization to occur during the first half of 2013.  In this phase, Pulse intends to offer each holder of its outstanding senior convertible notes, other than Oaktree, the option to receive new debt under secured Term Loan B in exchange for its senior convertible notes at up to 80% of their par amount, as well as shares of Pulse common stock.  To the extent the holders of 90% of the senior convertible notes, including those exchanged by Oaktree in the first phase, exchange their notes under this optional exchange, then the $28.5 million portion of Oaktree’s Term Loan B will be reduced by 20%.

First Quarter 2013 Outlook

“Consistent with similar indications from industry experts and peer companies, we are encouraged by order rates that have been increasing slowly into the New Year,” said Mr. Faison. “We are also encouraged by the reengagement of a number of key customers that had expressed concern about our financial condition throughout last year.  Since the investment by Oaktree, most of these customers have indicated their higher confidence in Pulse and have begun discussions to increase business share and new program awards to us.  We believe we have maintained our technology leadership in our core markets and this continues to attract the attention of our large electronic-industry customers that depend on the latest technology for their products.   We are hopeful that these signs of strengthening will continue and have favorable effects on our sales in the coming quarters.  However, normal first quarter seasonal softness and the effects of Chinese New Year, overall weak order rates in the fourth quarter, and the timing and strength of Wireless product ramps will keep our first quarter revenue somewhat lower than the fourth quarter.

“On the other hand, we continue to see progress in improving our cost structure as demonstrated by our improving gross profit margins in the fourth quarter, which will result in non-GAAP operating profit at a level similar to fourth quarter despite the lower revenue,” continued Mr. Faison.

The company expects first quarter 2013 net sales to range from $80 million to $86 million and non-GAAP operating profit to range from a loss of $1 million to a profit of $1 million.

Conference Call

Pulse management will conduct a conference call at 5 p.m. Eastern (2 p.m. Pacific) today. The conference call will be available via telephone and the Internet. The dial-in number is 1-800-860-2442 (international 1-412-858-4600). A link to the earnings press release, the Internet web cast and a slide presentation that will accompany management’s prepared remarks will be available on the “Investor Information” section of the company’s web site www.pulseelectronics.com for two weeks.

About Pulse Electronics Corporation

Pulse Electronics is the electronic components partner that helps customers build the next great product by providing the needed technical solutions. Pulse Electronics has a long operating history of innovation in magnetics, antennas and connectors, as well as the ability to ramp quickly into high-quality, high-volume production.  The company serves the wireless and wireline communications, power management, military/aerospace and automotive industries. Pulse Electronics is a participating member of the IEEE, SFF, OIF, HDBaseT Alliance, CommNexus, and MoCA. Visit the Pulse Electronics website at www.pulseelectronics.com.

Safe Harbor

This press release contains statements, including projections of future business objectives and financial results, that are "forward-looking" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. These forward-looking statements are based on the company's current information and expectations. There can be no assurance these forward-looking statements, including, without limitation, the company’s results for the first quarter, will be achieved.  Factors that may cause expected results or anticipated events or circumstances discussed in this press release to not occur or to differ from expected results include: general conditions in the capital markets; general economic conditions; and the company’s ability to maintain adequate liquidity to operate its business.  Actual results may differ materially due to the risk factors listed from time to time in the company's SEC reports including, but not limited to, those discussed in its Current Reports on Form 8-K, Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K.  All such risk factors are incorporated herein by reference as though set forth in full. The company undertakes no obligation to update any forward looking statement.

Notice

The information contained in this press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any security.  The second phase exchange offer will only be made by means of appropriate offer documents and related materials, including a tender offer solicitation statement, that are expected to be filed  with the SEC with respect to the senior convertible notes. INVESTORS AND STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THE SOLICITATION STATEMENT AND ANY AMENDMENTS OR SUPPLEMENTS THERETO AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION.  After such solicitation notice is filed with the SEC, investors and stockholders may obtain a copy of these documents without charge at the SEC’s website at www.sec.gov.  Pulse also will provide a copy of these materials without charge on its website at www.pulseelectronics.com.

Non-GAAP Rationale

Non-GAAP operating profit or loss (operating profit or loss according to accounting principles generally accepted in the United States excluding pre-tax severance, impairment and other associated costs; pre-tax non-cash stock-based compensation expenses; and other pre-tax adjustments as described in the applicable period), non-GAAP diluted earnings (loss) per share (net earnings (loss) per share from continuing operations according to principles generally accepted in the United States excluding after-tax severance, impairment and other associated costs; after-tax non-cash stock-based compensation expenses; and other after-tax adjustments as described in the applicable period) and adjusted EBITDA (net earnings attributable to Pulse Electronics Corporation plus net earnings from discontinued operations and non-controlling interest, excluding income taxes; depreciation and amortization; interest expense/income;  non-cash stock-based compensation expenses; other expense/income; and severance, impairment and other associated costs and other adjustments as described in the applicable period), are not measures of performance under accounting principles generally accepted in the United States.  Non-GAAP operating profit or loss, non-GAAP diluted earnings (loss) per share and adjusted EBITDA should not be considered a substitute for, and an investor should also consider, net income, operating profit, cash flow from operations and other measures of performance as defined by accounting principles generally accepted in the United States as indicators of the company’s profitability or liquidity.  Non-GAAP operating profit (loss) and non-GAAP diluted earnings (loss) per share are often used by the company’s shareholders and analysts as additional measures of its operating performance. Adjusted EBITDA is often used by the company’s shareholders and analysts as an indicator of a company’s ability to service debt and fund capital expenditures.  The company believes these non-GAAP measures enhance a reader’s understanding of the company’s financial condition, results of operations and cash flow because they are unaffected by capital structure and, therefore, enable investors to compare its operating performance to that of other companies.  The company understands that its presentation of non-GAAP operating profit (loss), non-GAAP diluted earnings (loss) per share and adjusted EBITDA may not be comparable to other similarly titled captions of other companies due to differences in the method of calculation.

Based on discussions with investors and analysts, the company believes that a reader’s understanding of the company’s operating performance is enhanced by references to these non-GAAP measures. Removing charges for severance, impairment and other associated costs, non-cash stock-based compensation expenses and other adjustments may facilitate comparisons of operating performance among financial periods and peer companies.  These charges may result from facility closures, the exit of a product line, production relocations and capacity reductions and / or restructuring of overhead and operating expenses to enhance or maintain profitability in an increasingly competitive environment.  Removing non-cash stock-based compensation expenses facilitates comparisons of the company’s operating performance with that of other companies with differing compensation structures and with the company’s performance in periods during which its own compensation structure may have been different.  Impairment charges, accelerated depreciation and costs related to an unsolicited takeover attempt are not part of the normal operating expense structure of the relevant business in the period in which the charge is recorded.

Copyright © 2013 Pulse Electronics Corporation. All rights reserved. All brand names and trademarks are properties of their respective holders.

Contact:
Drew A. Moyer
Senior Vice President, Chief Financial Officer
858-674-8268
dmoyer@pulseelectronics.com

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per-share data)

	Three Months Ended		Year ended
	12/28/2012	12/30/2011 [1]	12/28/2012	12/30/2011 [1]

Net sales	$90,418	$90,473	$373,169	$369,284
Cost of sales	70,701	73,235	298,898	289,148
Gross profit	19,717	17,238	74,271	80,136
Operating expenses	18,928	18,799	74,712	81,200
Severance, impairment and other associated costs	30	1,128	5,932	14,719
Debt restructuring and related costs	384	-	1,198	-
Legal reserve	5,473	-	5,523	193
Costs related to unsolicited takeover attempt	(545)	-	(545)	1,916
Operating loss	(4,553)	(2,689)	(12,549)	(17,892)

Interest expense, net	(7,336)	(1,834)	(17,435)	(6,202)
Other income (expense), net	4,335	(1,182)	5,213	(561)
Loss from continuing operations before income taxes	(7,554)	(5,705)	(24,771)	(24,655)
Income tax expense	(4,475)	(31,755)	(6,979)	(23,243)
Net loss from continuing operations	(12,029)	(37,460)	(31,750)	(47,898)
Net loss from discontinued operations	(345)	(370)	(345)	(28)
Net loss	(12,374)	(37,830)	(32,095)	(47,926)
Less: Net earnings (loss) attributable to non-controlling interest	150	62	(109)	(88)
Net loss attributable to Pulse Electronics Corporation	(12,524)	(37,892)	(31,986)	(47,838)

Basic shares outstanding	61,107	41,227	46,673	41,182
Basic loss per share from continuing operations	(0.20)	(0.91)	(0.68)	(1.16)
Basic loss per share from discontinued operations	(0.01)	(0.01)	(0.01)	(0.00)
Basic loss per share	(0.21)	(0.92)	(0.69)	(1.16)

Diluted shares outstanding	61,107	41,227	46,673	41,182
Diluted loss per share from continuing operations	(0.20)	(0.91)	(0.68)	(1.16)
Diluted loss per share from discontinued operations	(0.01)	(0.01)	(0.01)	(0.00)
Diluted loss per share	(0.21)	(0.92)	(0.69)	(1.16)

AMOUNTS ATTRIBUTABLE TO PULSE ELECTRONICS CORPORATION:

Net loss from continuing operations excluding non-controlling interest	$(12,179)	$(37,522)	$(31,641)	$(47,810)
Net loss from discontinued operations	(345)	(370)	(345)	(28)
Net loss attributable to Pulse Electronics Corporation	(12,524)	(37,892)	(31,986)	(47,838)

[1] The Company's prior period financial results have been revised to reflect an immaterial correction.  During the third quarter of 2012 the Company identified errors related to its deferred tax valuation allowance recorded in the fourth quarter of 2011.  The Company has concluded that the correction was not material to any of its prior period financial statements.  As a result of the revision, our other assets increased by $5.5 million and our total deficit decreased by $5.5 million as of December 30, 2011.

BUSINESS SEGMENT INFORMATION (UNAUDITED)
(in thousands)

	Three Months Ended		Year ended
	12/28/2012	12/30/2011 [1]	12/28/2012	12/30/2011 [1]
Net Sales
Network	$37,734	$40,082	$158,089	$169,849
Power	27,404	28,004	120,145	135,151
Wireless	25,280	22,387	94,935	64,284
Total net sales	90,418	90,473	373,169	369,284

Operating profit (loss)
Network	1,088	(285)	3,519	2,685
Power	886	1,336	5,941	9,275
Wireless	(1,185)	(2,612)	(9,901)	(13,024)
Operating profit (loss) excluding severance, impairment and other associated costs, debt restructuring and related costs, legal reserve costs and costs related to unsolicited takeover attempt	789	(1,561)	(441)	(1,064)
Severance, impairment and other associated costs	30	1,128	5,932	14,719
Debt restructuring and related costs	384	-	1,198	-
Legal reserve	5,473	-	5,523	193
Costs related to unsolicited takeover attempt	(545)	-	(545)	1,916
Operating loss	$(4,553)	$(2,689)	$(12,549)	$(17,892)

FINANCIAL POSITION (UNAUDITED)
(in thousands)

	12/28/2012	12/30/2011 [1]

Cash and cash equivalents	$31,475	$17,606
Accounts receivable, net	62,957	59,507
Inventory, net	31,434	36,968
Prepaid expenses and other current assets	21,500	22,144
Net property, plant and equipment	29,406	28,605
Other assets	19,034	16,235
Total assets	195,806	181,065

Accounts payable	$65,883	$52,802
Accrued expenses and other current liabilities	44,197	44,935
Warrant liability	12,175	--
Long-term debt	96,753	93,950
Other long-term liabilities	26,342	21,650
Total liabilities	245,350	213,337
Total deficit	(49,544)	(32,272)
Total liabilities and deficit	$195,806	$181,065
Shares outstanding	79,473	41,980

[1] The Company's prior period financial results have been revised to reflect an immaterial correction.  During the third quarter of 2012 the Company identified errors related to its deferred tax valuation allowance recorded in the fourth quarter of 2011.  The Company has concluded that the correction was not material to any of its prior period financial statements.  As a result of the revision, our other assets increased by $5.5 million and our total deficit decreased by $5.5 million as of December 30, 2011.

Schedule A
NON-GAAP MEASURES (UNAUDITED)
(in thousands, except per-share amounts)

1.  Adjusted EBITDA

	Quarter Ended
	12/28/2012	12/30/2011 [1]

Net loss attributable to Pulse Electronics Corporation	$(12,524)	$(37,892)
Net loss from discontinued operations	345	370
Non-controlling interest	150	62
Income tax expense	4,475	31,755
Interest expense, net	7,336	1,834
Non-cash stock-based compensation expenses	478	641
Depreciation and amortization	1,900	2,099
Other (income) expense	(4,335)	1,182
Severance, impairment and other associated costs	30	1,128
Debt restructuring and related costs	384	-
Legal reserve	5,473	-
Costs related to unsolicited takeover attempt	(545)	-
Adjusted EBITDA	3,167	1,179

2.  Net (loss) earnings per diluted share from continuing operations excluding severance, impairment and other associated costs, debt restructuring and related costs, legal reserve costs, costs related to unsolicited takeover attempt, non-cash stock-based compensation expenses and other adjustments

	Quarter Ended		Year ended
	12/28/2012	12/30/2011 [1]	12/28/2012	12/30/2011 [1]

Net loss per diluted share	$(0.21)	$(0.92)	$(0.68)	$(1.16)
Diluted earnings per share from discontinued operations	0.01	0.01	0.01	-
After-tax severance, impairment and other associated costs, per share	-	0.02	0.11	0.27
After-tax non-cash stock-based compensation expenses, per share	-	0.01	0.03	0.01
After-tax debt restructuring and related costs, per share	-	-	0.01	-
After-tax legal reserve, per share	0.06	-	0.07	-
After-tax costs related to unsolicited takeover attempt, per share	(0.01)	-	(0.01)	0.04
Net loss per diluted share from continuing operations excluding severance, impairment and other associated costs, debt restructuring costs, legal reserve costs, non-cash stock-based compensation expenses and other adjustments	(0.15)	(0.88)	(0.46)	(0.84)

3.  Operating profit (loss) excluding severance, impairment and other associated costs, debt restructuring and related costs, costs related to unsolicited takeover attempt, legal reserve costs, non-cash stock-based compensation expenses and other adjustments

	Quarter Ended		Year ended
	12/28/2012	12/30/2011 [1]	12/28/2012	12/30/2011 [1]

Operating loss	$(4,553)	$(2,689)	$(12,549)	$(17,892)
Pre-tax severance, impairment and other associated costs	30	1,128	5,932	14,719
Pre-tax non-cash stock-based compensation expenses	478	641	1,801	1,253
Pre-tax debt restructuring and related costs	384	-	1,198	-
Pre-tax legal reserve	5,473	-	5,523	193
Pre-tax costs related to unsolicited takeover attempt	(545)	-	(545)	1,916
Operating profit (loss) excluding severance, impairment and other associated costs, debt restructuring costs, legal reserve costs, non-cash stock-based compensation expenses and other adjustments	1,267	(920)	1,360	189

[1] The Company's prior period financial results have been revised to reflect an immaterial correction.  During the third quarter of 2012 the Company identified errors related to its deferred tax valuation allowance recorded in the fourth quarter of 2011.  The Company has concluded that the correction was not material to any of its prior period financial statements.  As a result of the revision, our other assets increased by $5.5 million and our total deficit decreased by $5.5 million as of December 30, 2011.